Exhibit 23.1

EY Bedrijfsrevisoren EY Réviseurs d’Entreprises De Kleetlaan 2 B - 1831 Diegem	Tel: +32 (0) 2 774 91 11 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Employees' 2022 Warrants Plan of Nyxoah SA of our report dated March 24, 2022, with respect to the consolidated financial statements of Nyxoah SA for the year ended December 31, 2021 and 2020, included in its Annual Report on Form 20-F for the year ended 31 December 2021.

/s/ EY Réviseurs d’Entreprises/ EY Bedrijfsrevisoren SRL/BV

Diegem, Belgium
January 25, 2023

Besloten vennootschap

Société à responsabilité limitée

RPR Brussel - RPM Bruxelles - BTW-TVA BE0446.334.711-IBAN N° BE71 2100 9059 0069

*handelend in naam van een vennootschap:/agissant au nom d'une société

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